REMARKETING AGREEMENT, dated as of June 5, 2001 (the "Remarketing
Agreement"), between:

     The AES Corporation, a Delaware corporation (the "Company"); and

     Banc of America Securities LLC ("Banc of America" and, in its capacity as the remarketing dealer hereunder, the "Remarketing Dealer").

     WHEREAS, the Company has issued $200,000,000 aggregate principal amount of its 7.375% Remarketable or Redeemable Securities (ROARSSM) 1 due 2013 (the "ROARS") pursuant to an Indenture, dated as of December 8, 1998, as supplemented by a supplemental indenture, dated as of June 5, 2001 (as supplemented, the "Indenture"), between the Company and Bank One, National Association (formerly known as The First National Bank of Chicago), as trustee (in such capacity, the "Trustee"); and

     WHEREAS, the ROARS are being sold initially pursuant to an underwriting agreement, dated May 31, 2001 (the "Underwriting Agreement"), among the Company, Banc of America Securities LLC, Credit Suisse First Boston Corporation, Lehman Brothers Inc., Salomon Smith Barney Inc. and ABN AMRO Incorporated (collectively, the "Underwriters");

     WHEREAS, the ROARS will be offered and sold to the Underwriters as registered securities under the Securities Act of 1933, as amended (the "1933 Act");

     WHEREAS, the Company has prepared and filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Registration Statement") relating to, among other things, certain debt securities, common stock, par value $.01 per share, of the Company and preferred stock, no par value, of the Company, at the time the Registration Statement became effective, of which the prospectus dated May 26, 2000 (the "Prospectus") was a part;

     WHEREAS, the Company has prepared a preliminary prospectus supplement dated May 29, 2001 (the "Preliminary Prospectus Supplement") and a final prospectus supplement dated May 31, 2001 (the "Prospectus Supplement") relating to the offer and sale of the ROARS (the "Offering") (as used herein, the term "Offering Document" shall be deemed to include the Prospectus Supplement, the Prospectus and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), except that if any new or revised prospectus or prospectus supplement shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the ROARS which differs from the

Prospectus or the Prospectus Supplement, the term "Offering Document" shall refer to such new or revised prospectus or prospectus supplement, as the case may be, from and after the time it is first provided to the Remarketing Dealer for such use); and

     WHEREAS, Banc of America is prepared to act as the Remarketing Dealer with respect to the remarketing of the ROARS on any Remarketing Date (as defined herein) pursuant to the terms of, but subject to the conditions set forth in, this Agreement;


---------------------------
1    (SM)Service mark of Banc of America Securities LLC

     NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions set forth herein, the parties hereto agree as follows:

     Section 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture (including in the form of each of the ROARS issued thereunder).

     Section 2. Representations and Warranties.

     (a) The Company represents and warrants to the Remarketing Dealer as of the date hereof, any Notification Date (as defined below), any Determination Date (as defined below), any Remarketing Date and until the 60th day after each such dates (each of the foregoing dates being hereinafter referred to as a "Representation Date"), that (i) it has made all the filings with the Commission, if any, that it is required to make under the 1934 Act and the rules and regulations thereunder (the "1934 Act Regulations") (collectively, the "1934 Act Documents"), (ii) each 1934 Act Document complies, or will comply, as the case may be, when filed, in all material respects with the requirements of the 1934 Act and 1934 Act Regulations, and each 1934 Act Document did not at the time of filing with the Commission, and as of each Representation Date (except to the extent corrected by a later filed 1934 Act Document that is filed before such Representation Date), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading,
(iii) the applicable Remarketing Materials (as defined herein) will not, as of the Remarketing Date and each date thereafter, if any, that the Remarketing Dealer is required by applicable law to deliver Remarketing Materials in connection with the delivery of the ROARS, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iv) no consent, approval, authorization, order or decree of any court or governmental agency or body, excluding a possible Registration Statement, is required for the consummation by the Company of the transactions contemplated by this Agreement or in connection with the remarketing of the ROARS pursuant hereto, except such as have been or shall have been obtained or rendered, as the case may be and
(v) the representations and warranties contained in the Underwriting Agreement are true and correct with the same force and effect as though expressly made at and as of such Representation Date; provided that therein, all references to Remarketing Materials shall mean the Remarketing Materials, as amended or supplemented at such time.

     (b) Any certificate signed by any director or officer of the Company and delivered to the Remarketing Dealer or to counsel for the Remarketing Dealer in connection with the remarketing of the ROARS shall be deemed a representation and warranty by the Company to the Remarketing Dealer as to the matters covered thereby.

     Section 3. Covenants of the Company. The Company covenants with the Remarketing Dealer as follows:

     (a) The Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer (A) upon the occurrence of an Event of Default with respect to the ROARS and (B) if any of the following events occurs or is continuing during the 45 days preceding a Remarketing Date: (i) any notification or announcement by a "nationally recognized statistical rating agency" (as defined by the Commission for purposes of Rule 436(g)(2) under the 1933 Act) with regard to the ratings of any securities of the Company, including, without limitation, notification or announcement of a downgrade in or withdrawal of the rating of any security of the Company or notification or announcement of a downgrade in or withdrawal of the rating of any security of the Company under surveillance or review, including placement on what is currently called a "watch list" or a "credit watch" with negative implications, or (ii) any event set forth in Section 9(d) of this Agreement.

     (b) The Company will furnish to the Remarketing Dealer:

          (i) the Offering Document relating to the ROARS (including in each case any amendment or supplement thereto and each document incorporated therein by reference as soon as practicable when they become available); and

          (ii) in connection with the remarketing of ROARS, such other information as the Remarketing Dealer may reasonably request from time to time and, with the Company's prior written consent (such consent not to be unreasonably withheld), provide to potential investors in connection with the remarketing.

     The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing written materials and other Company-approved information as the Remarketing Dealer may reasonably request for use in connection with the remarketing of the ROARS and consents to the use thereof for such purpose.

     (c) If, during the period that is 45 days prior to any Remarketing Date, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the ROARS shall occur which could reasonably be expected to cause the Offering Document or any of the reports, documents, materials or information referred to in paragraph (b)(i) above or any document incorporated therein by reference (collectively, the "Remarketing Materials") to contain an untrue statement of a material fact or omit to state a material fact, the

Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

     (d) Prior to the Fixed Rate Remarketing Date, the Company will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by the 1934 Act and the 1934 Act Regulations.

     (e) The Company will comply with the 1933 Act and the 1933 Act Regulations, the 1934 Act and the 1934 Act Regulations and the 1939 Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the ROARS as contemplated in this Agreement and in each Offering Document. If, at any time when an Offering Document is required by the 1933 Act to be delivered in connection with sales of the ROARS, any event shall occur or condition shall exist as a result of which it is necessary, in the reasonable opinion of counsel for the Remarketing Dealer or for the Company, to amend an Offering Document in order that such Offering Document will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or, if it shall be necessary, in the opinion of such counsel, at any such time to amend an Offering Document or file a new registration statement or amend or supplement any Offering Document or issue a new prospectus in order to comply with the requirements of the 1933 Act or the 1933 Act Regulations and the Commission's interpretations of the 1933 Act and the 1933 Act Regulations, the Company, at its expense, will promptly (i) prepare and file with the Commission such amendment or supplement as may be necessary to correct such statement or omission or to make the Offering Document comply with such requirements, or prepare and file any such new registration statement and prospectus as may be necessary for such purpose,
(ii) furnish to the Remarketing Dealer such number of copies of such amendment, supplement or other document as the Remarketing Dealer may reasonably request; provided that (a) the Company shall be obligated to perform the agreements set forth in (i) and (ii) above during the period ending on the 45th Business Day after the Remarketing Date, and (b) subsequent to the 45th Business Day after the Remarketing Date, the Company may suspend its obligation to comply with the agreements set forth in (i) and (ii) above and the Remarketing Dealer shall suspend the use of the Prospectus or any sales of the ROARS that would require the delivery of a prospectus under the 1933 Act if (x) in the reasonable opinion of counsel to the Company, the Company would be required to amend the Registration Statement or amend or supplement any Prospectus to disclose (A) information relating to corporate developments or business transactions involving the Company or its subsidiaries that is not otherwise then required by law to be publicly disclosed, or (B) financial or other information relating to parties to such business transactions that is not readily available to the Company, and (y) in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, such disclosure at such time could materially and adversely affect the Company or any such corporate development or business transaction contemplated by the Company or its subsidiaries, or such disclosure would be unduly burdensome or impracticable for the Company to provide. If the Remarketing Dealer has elected to remarket the ROARS and the Company has not elected to redeem the ROARS, and if as of the Remarketing Date the Company is obligated, pursuant to the preceding provisions of this paragraph, to file and have declared effective a new registration statement or to provide the Remarketing Dealer with a Prospectus, then the Company shall, at its expense, on the Remarketing Date furnish to the Remarketing Dealer an officers' certificate, an opinion, including a statement as to the absence of material misstatements in or omissions from the Registration Statement and the Prospectus of counsel for the Company satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case in form and substance satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered pursuant to the Underwriting Agreement, but modified to relate to the Registration Statement and each Prospectus as amended or supplemented to the date thereof or such new registration statement and prospectus.

     (f) The Company agrees that neither it nor any of its subsidiaries or affiliates shall, without the prior written consent of the Remarketing Dealer, purchase or otherwise acquire, or enter into any agreement to purchase or otherwise acquire, any of the ROARS prior to the remarketing thereof by the Remarketing Dealer, other than pursuant to Section 4(h) or 4(i) of this Agreement.

     (g) The Company will comply with each of the covenants set forth in the Underwriting Agreement through the final Remarketing Date.

     Section 4. Appointment and Obligations of the Remarketing Dealer.

     (a) Unless this Agreement is otherwise terminated in accordance with
Section 12 hereof, in accordance with the terms, but subject to the following conditions, of this Agreement, the Company hereby appoints Banc of America, and Banc of America hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to $200,000,000 aggregate principal amount of ROARS, subject to the repurchase of ROARS in accordance with clause (h) of this
Section 4 or redemption of ROARS in accordance with clause (i) of this Section
4.

     (b) It is expressly understood and agreed by the parties hereto that the obligations of the Remarketing Dealer hereunder with respect to the ROARS to be remarketed on a Remarketing Date are conditioned on (i) the issuance and delivery of such ROARS by the Company pursuant to the terms and conditions of the Underwriting Agreement and (ii) the Remarketing Dealer's election on the Notification Date (as defined below) to purchase such ROARS for remarketing. It is further expressly understood and agreed by and between the parties hereto that, if the Remarketing Dealer has elected to remarket the ROARS pursuant to clause (c) below, the Remarketing Dealer shall not be obligated to set the Interest Rate to Maturity (as defined below), or the Floating Period Interest Rate (as defined below) on any of the ROARS, to remarket any of the ROARS or to perform any of the other duties set forth herein at any time after the Notification Date for such ROARS in the event that (i) any of the conditions set forth in clause (a), (b) or (c) of Section 9 hereof shall not have been fully and completely met to the satisfaction of the Remarketing Dealer, or (ii) any of the events set forth in clause (d) of Section 9 hereof shall have occurred.

     (c) On a Business Day not earlier than 20 Business Days prior to the first Remarketing Date and not later than 4:00 p.m., New York City time, on the 15th Business Day prior to the first Remarketing Date, the Remarketing Dealer will notify the Company and the Trustee as to whether it elects to purchase the ROARS on such Remarketing Date (the "Notification Date"). If, and only if, the Remarketing Dealer so elects, such ROARS shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on such Remarketing Date, upon the terms and subject to the conditions described herein. The ROARS will be remarketed at a fixed rate of interest, unless, on any date subsequent to the Remarketing Dealer's election to purchase the ROARS but prior to the fourth Business Day prior to the first Remarketing Date (the "Floating Period Notification Date") the Company has elected to exercise its Floating Period Option, in which case the ROARS will be remarketed at a floating rate and bear interest at the Floating Period Interest Rate until such a date (the "Floating Period Termination Date") which is June 15, 2004 or the Reference Rate Reset Date following the date on which the Company elects to terminate such floating rate period (the "Floating Rate Period Termination Notification Date," which Floating Rate Period Termination Notification Date shall be at least four Business Days prior to such Reference Rate Reset Date), whichever is sooner, at which time the ROARS will be remarketed at a fixed rate of interest unless the Company has chosen to redeem, or is required to redeem, the ROARS. The purchase price of such tendered ROARS shall be equal to 100% of the aggregate principal amount thereof on the first Remarketing Date or the Dollar Price on the subsequent Remarketing Date.

     (d) Subject to the Remarketing Dealer's election to remarket the ROARS as provided in clause (c) above, by 3:30 p.m., New York City time, on the third Business Day immediately preceding any Remarketing Date (the "Floating Rate Spread Determination Date" or the "Fixed Rate Determination Date" depending on the following election, and each a "Determination Date") the Remarketing Dealer shall determine the Floating Rate Spread in the case that the Company has elected the Floating Period Option or otherwise the Interest Rate to Maturity to the nearest one hundredth of one percent (0.01%) per annum unless the Company has chosen to redeem, or is required to redeem, the ROARS. Each Floating Period Interest Rate will equal the sum of a Reference Rate (as defined below) and the Floating Rate Spread (as defined below). The Interest Rate to Maturity shall be equal to the sum of 5.50% (the "Base Rate") and the Applicable Spread (as defined below), which will be based on the Dollar Price (as defined below) of the ROARS.

          "Applicable Spread" shall be the lowest Fixed Rate Bid (as defined below), expressed as a spread (in the form of a percentage or in basis points) above the Base Rate for the ROARS, obtained by the Remarketing Dealer at 3:30 p.m., New York City time, on the Fixed Rate Determination Date from the Fixed Rate Bids quoted to the Remarketing Dealer by up to five Reference Corporate Dealers (as defined below). A "Fixed Rate Bid" will be an irrevocable offer to purchase the total aggregate outstanding principal amount of the ROARS at the Dollar Price (as defined below), but assuming (i) a settlement date that is the Fixed Rate Remarketing Date applicable to such ROARS, without accrued interest, (ii) a maturity date that is the tenth anniversary of the Fixed

     Rate Remarketing Date or, if the Company elects to modify the maturity date of the ROARS by giving written notice to the Remarketing Dealer no later than by 4:00 p.m. on the fourth Business Days prior to the Fixed Rate Remarketing Date, the maturity date specified by the Company in such notice, which date shall be an anniversary of the Fixed Rate Remarketing Date occurring on or prior to June 15, 2014, and (iii) a stated annual interest rate equal to the relevant Base Rate plus the spread bid by the applicable Reference Corporate Dealer (as defined below). The Interest Rate to Maturity for the ROARS announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the holders of beneficial interests in the ROARS (the "Beneficial Owners"), the Company and the Trustee.

          "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in New York City are authorized or obligated by law or executive order to close.

          "Comparable Treasury Issues" for the ROARS means the U.S. Treasury security or securities selected by the Remarketing Dealer, as of the first Determination Date, as having an actual or interpolated maturity or maturities comparable to the remaining term of the ROARS being purchased by the Remarketing Dealer.

          "Comparable Treasury Price" means, with respect to the first Remarketing Date, (i) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) at 12:00 noon, New York City time, on the first Determination Date, as set forth on "Telerate Page 500" (as defined below) (or such other page as may replace "Telerate Page 500"), or (ii) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (A) the average of the Reference Treasury Dealer Quotations (as defined below) for such Determination Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in clause (i) above as may replace Dow Jones Markets. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer (as defined below), the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the first Determination Date.

          "Dollar Price" means, with respect to the ROARS (i) the principal amount of such ROARS, plus (ii) the premium equal to the excess, if any, of (A) the present value, as of the first Remarketing Date, of the Remaining Scheduled Payments (as defined below) for such ROARS discounted to such first Remarketing Date on a semi-annual basis

     (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), over (B) the principal amount of such ROARS.

          "Fixed Rate Determination Date" means the third Business Day prior to the Fixed Rate Remarketing Date.

          "Fixed Rate Remarketing Date" means the first Remarketing Date, assuming the Remarketing Dealer has elected to purchase the ROARS and the Company has not elected to exercise its Floating Period Option, or the subsequent Remarketing Date in the event that the Company has elected to exercise its Floating Period Option.

          "Floating Period Interest Rate" means the sum of the Reference Rate and the Floating Rate Spread.

          "Floating Period Option" means the Company's right, on any date subsequent to the Remarketing Dealer's election to purchase the ROARS but prior to the fourth Business Day immediately preceding the first Remarketing Date, to require the Remarketing Dealer to remarket the ROARS at the Floating Period Interest Rate.

          "Floating Rate Period" means the period from (and including) the Floating Rate Remarketing Date to (but excluding) the Floating Period Termination Date.

          "Floating Rate Remarketing Date" means June 15, 2003, in the event the Company has elected to exercise its Floating Period Option.

          "Floating Rate Reset Period" means the period from (and including) the first Reference Rate Reset Date to (but excluding) the next following Reference Rate Reset Date and thereafter the period from (and including) a Reference Rate Reset Date to (but excluding) the next following Reference Rate Reset Date; provided that the final Floating Rate Reset Period shall run to (but exclude) the Floating Period Termination Date.

          "Floating Rate Spread" shall be the lowest Floating Rate Bid expressed as a spread (in the form of a percentage or in basis points) above the Reference Rate for the ROARS, obtained by the Remarketing Dealer at 3:30 p.m., New York City time, on the Floating Rate Spread Determination Date from the Floating Rate Bids quoted to the Remarketing Dealer by up to five Reference Money Market Dealers (as defined below). A "Floating Rate Bid" will be an irrevocable offer to purchase the total aggregate outstanding principal amount of the ROARS at the Dollar Price, but assuming (i) a settlement date that is the Floating Rate Remarketing Date applicable to such ROARS, without accrued interest, (ii) a maturity date equal to the Floating Period Termination Date, (iii) a stated annual interest rate equal to the Reference Rate plus the spread bid by such Reference Money Market Dealer, (iv) that the ROARS are callable by the Remarketing Dealer, at the Dollar Price on the Floating Period Termination Date and (v) that the ROARS will be redeemed by the Company at the Dollar Price on the Floating

     Period Termination Date if not previously purchased by the Remarketing Dealer. The Floating Period Interest Rate for the ROARS announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

          "Floating Rate Spread Determination Date" means the third Business Day prior to the Floating Rate Remarketing Date.

          "Interest Rate to Maturity" means the sum of the Base Rate and the Applicable Spread.

          "London Business Day" means any day on which dealings in U.S. Dollars are transacted in the London Inter-Bank Market.

          "Reference Corporate Dealer" means each of up to five leading dealers of publicly traded debt securities, including debt securities of the Company, which shall be selected by the Company. The Company shall advise the Remarketing Dealer of its selection of Reference Corporate Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. One of such Reference Corporate Dealers selected by the Company shall be Banc of America, if Banc of America is then the Remarketing Dealer.

          "Reference Money Market Dealer" means each of up to five leading dealers of publicly traded debt securities, including debt securities of the Company, which shall be selected by the Company, who are also leading dealers in money market instruments. The Company shall advise the Remarketing Dealer of its selection of Reference Money Market Dealers no later than five Business Days prior to the Floating Rate Remarketing Date. One of such Reference Money Market Dealers selected by the Company shall be Banc of America, if Banc of America is then the Remarketing Dealer.

          "Reference Rate" means the rate for each Floating Rate Reset Period which shall be the rate for deposits in U.S. Dollars for a period of one month which appears on the Telerate Page 3750 (or any successor page) as of 11:00 a.m., London time, on the applicable Reference Rate Determination Date. If no rate appears on Telerate Page 3750 on the Reference Rate Determination Date, the Remarketing Dealer will request the principal London offices of four major reference banks in the London Inter-Bank Market, to provide it with its offered quotations for deposits in U.S. Dollars for the period of one month, commencing on the first day of the Floating Rate Reset Period, to prime banks in the London Inter-Bank Market at approximately 11:00 a.m., London time, on that Reference Rate Determination Date and in a principal amount that is representative for a single transaction in U.S. Dollars in that market at that time. If at least two quotations are provided, then the Reference Rate will be the average of those quotations. If fewer than two quotations are provided, then the Reference Rate will be the average (rounded, if necessary, to the nearest one hundredth of a percent) of the rates quoted at approximately 11:00 a.m., New York City time, on the Reference Rate Determination Date by three major banks in New York City selected by the Remarketing Dealer for loans in U.S. dollars to leading European banks, having a one-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If the banks selected by the Remarketing Dealer are not providing quotations in the manner described by this paragraph, the rate for the Floating Rate Reset Period following the Reference Rate Determination Date will be the rate in effect on that Reference Rate Determination Date.

          "Reference Rate Determination Date" shall be the second London Business Day preceding each Reference Rate Reset Date.

          "Reference Rate Reset Date" means the first Remarketing Date and the 15th day of each month thereafter until (but excluding) the Floating Period Termination Date, or, if such day does not fall on a Business Day, the next succeeding Business Day.

          "Reference Treasury Dealer" means each of up to five primary U.S. government securities dealers (each a "Primary Treasury Dealer") to be selected by the Company, and their respective successors; provided that if any of the foregoing or their affiliates ceases to be, and has no affiliate that is, a Primary Treasury Dealer, the Company shall substitute therefor another Primary Treasury Dealer. The Company shall advise the Remarketing Dealer of its selection of Reference Treasury Dealers no later than five Business Days prior to the Fixed Rate Remarketing Date. One of such Reference Treasury Dealers selected by the Company shall be Banc of America, if Banc of America is then the Remarketing Dealer.

          "Remaining Scheduled Payments" means, with respect to the ROARS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate applicable to such ROARS, that would be due from but excluding the first Remarketing Date to and including the Stated Maturity Date; provided that if such Remarketing Date is not an Interest Payment Date with respect to such ROARS, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the first Remarketing Date.

          "Remarketing Date(s)" means (a) June 15, 2003 in the event the Remarketing Dealer elects to purchase the ROARS and the Company does not exercise its Floating Period Option or (b) if the Company has elected to exercise its Floating Period Option, each of June 15, 2003 and the Floating Period Termination Date.

          "Stated Maturity Date" means June 15, 2013.

          "Treasury Rate" for the ROARS means, with respect to the first Remarketing Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues, assuming a price for the Comparable Treasury Issues (expressed as a percentage of their principal amounts) equal to the Comparable Treasury Price for such Remarketing Date.

     (e) Subject to the Remarketing Dealer's election to remarket the ROARS and to the Company's election not to exercise its Floating Period Option, as provided in clause (c) above, the Remarketing Dealer shall notify the Company, the Trustee and The Depository Trust Company ("DTC") by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the Fixed Rate Determination Date of the Interest Rate to Maturity of the ROARS effective from and including the Fixed Rate Remarketing Date.

     (f) Subject to the Remarketing Dealer's election to remarket the ROARS as provided in clause (c) above, on any Remarketing Date the Remarketing Dealer shall sell the total aggregate principal amount of the ROARS at the Dollar Price to the Reference Money Market Dealer or to the Reference Corporate Dealer, whichever is applicable, providing the lowest Bid. If the lowest Bid is submitted by two or more of the applicable Reference Dealers, the Remarketing Dealer may sell such ROARS to one or more of such Reference Dealers as it shall determine in its sole discretion.

     (g) In the event that the ROARS are remarketed as provided herein, the Remarketing Dealer shall pay to the Trustee, not later than 12:00 noon, New York City time, on the first Remarketing Date, an amount equal to 100% of the aggregate principal amount of such ROARS or on the subsequent Remarketing Date, an amount equal to the Dollar Price. On such Remarketing Date, the Remarketing Dealer shall cause the Trustee to make payment to the DTC participant of each tendering Beneficial Owner of ROARS subject to remarketing by book-entry through DTC by the close of business on such Remarketing Date against delivery through DTC of such Beneficial Owner's tendered ROARS, of the purchase price for such tendered ROARS that have been purchased for remarketing by the Remarketing Dealer. The purchase price of such tendered ROARS shall be equal to 100% of the aggregate principal amount thereof on the first Remarketing Date and the Dollar Price on the subsequent Remarketing Date. The Company shall make, or cause the Trustee to make, payment of interest to each Beneficial Owner of ROARS due on a Remarketing Date by book entry through DTC by the close of business on such Remarketing Date.

     (h) Subject to Section 12(c) of this Agreement, with respect to the ROARS, in the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Floating Period Interest Rate or of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the applicable Determination Date, (ii) prior to any Remarketing Date, the Remarketing Dealer resigns and no successor has been appointed on or before such Determination Date, (iii) at any time after the Remarketing Dealer elects on the Notification Date to remarket such ROARS, the Remarketing Dealer elects to terminate the Remarketing Agreement pursuant to Section 9 or Section 12 of this Agreement, (iv) the Remarketing Dealer for any reason does not elect by notice to the Company and the Trustee not later than such Notification Date to purchase such ROARS for remarketing on such Remarketing Date, (v) the Remarketing Dealer for any reason does not deliver the purchase price of such ROARS to the Trustee on the Remarketing Date as required by clause (g) above or does not purchase all tendered ROARS on such Remarketing Date, or (vi) the Company for any reason fails to redeem the ROARS from the Remarketing Dealer following the Company's election to effect such redemption as specified in Section 4(i) of this Agreement, the Company shall repurchase the ROARS in whole on such Remarketing Date at a price equal to 100% of the aggregate principal amount of the ROARS if such Remarketing Date is the first Remarketing Date, or at the Dollar Price on the subsequent Remarketing Date, plus all accrued and unpaid interest, if any. In any such case, payment will be made by the Company through the Trustee to the DTC participant of each tendering Beneficial Owner of ROARS, by book-entry through DTC by the close of business on such Remarketing Date, against delivery through DTC of such Beneficial Owner's tendered ROARS.

     (i) If the Remarketing Dealer elects to remarket the ROARS as provided in clause (c) above, then not later than 4:00 p.m., New York City time, on the Business Day immediately preceding any Determination Date, the Company shall notify the Remarketing Dealer and the Trustee if the Company irrevocably elects to exercise its right to redeem the ROARS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date immediately following such Determination Date at the Dollar Price, plus accrued and unpaid interest therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on such Remarketing Date, and shall thereafter have no obligation to pay the Calculation Amount (as defined herein) with respect to the ROARS; provided that in the event that fewer than three Reference Corporate Dealers submit timely firm bids for all outstanding ROARS to the Remarketing Dealer on any Determination Date, then immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed and the Company has been notified of the results, the Company shall notify the Remarketing Dealer and the Trustee if the Company irrevocably elects to exercise its right to redeem the ROARS. If the Company fails to redeem the ROARS from the Remarketing Dealer following any such election, the Remarketing Dealer will be deemed to have elected not to remarket the ROARS, subject to the obligation of the Company to pay the Calculation Amount to the Remarketing Dealer as provided in
Section 12(e) of this Agreement. If the Company pays the Calculation Amount to the Remarketing Dealer and repurchases the ROARS pursuant to Section 4(h), it shall thereafter have no obligation to pay the Dollar Price with respect to the ROARS.

     (j) In accordance with the terms and provisions of the ROARS, the tender and settlement procedures set forth in this Section 4, including provisions for payment by the purchaser of ROARS in a remarketing or for payment to selling Beneficial Owners of tendered ROARS, shall be subject to modification, notwithstanding any provision to the contrary set forth in the Indenture, to the extent required by DTC or, if the book-entry system is no longer available for the ROARS at a time of their remarketing, to the extent required to facilitate the tendering and remarketing of the ROARS in certificated form. In addition, the Remarketing Dealer may (to the extent not inconsistent with the Indenture) modify the settlement procedures in order to facilitate the settlement process; the Remarketing Dealer shall promptly notify the Company of such modifications to the settlement procedures.

     (k) In accordance with the terms and provisions of the ROARS, the Company hereby agrees that at all times, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the ROARS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the ROARS in book-entry form and (ii) it will waive any discretionary right it otherwise may have under the Indenture to cause the ROARS to be issued in certificated form.

     Section 5. Fees and Expenses. Subject to Section 12 of this Agreement, for its services in performing its duties set forth herein, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company, unless the Company and the Remarketing Dealer enter into a negotiated transaction to determine the new interest rate, in lieu of the bidding process described herein.

     Section 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder with respect to the ROARS at any time, such resignation to be effective 10 Business Days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time with respect to the ROARS, such resignation effective immediately, upon termination of the obligations of the Remarketing Dealer with respect to the ROARS under this Agreement in accordance with Section 12(b) hereof. It shall be the sole obligation of the Company to appoint a successor Remarketing Dealer with respect to the ROARS. In the event of the resignation of the Remarketing Dealer with respect to the ROARS for any reason other than upon the termination of the obligations of the Remarketing Dealer with respect to the ROARS under this Agreement in accordance with
Section 12(b) hereof, no amount will be due from the Company to the Remarketing Dealer.

     Section 7. Dealing in the ROARS. Banc of America, or any subsequent Remarketing Dealer, when acting as the Remarketing Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the ROARS. Banc of America, as Holder or Beneficial Owner of ROARS, may exercise any vote or join as a Holder or Beneficial Owner, as the case may be, in any action which any Holder or Beneficial Owner of ROARS may be entitled to take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

     Section 8.Information. The Company agrees to furnish to the Remarketing Dealer until the Fixed Rate Remarketing Date (i) copies of each report or other document mailed or filed by the Company with the Commission, including the Offering Document relating to the ROARS (including in each case any documents incorporated by reference) and (ii) in connection with any remarketing, such other information as the Remarketing Dealer may reasonably request, including, but not limited to, the financial condition of the Company or any material subsidiary thereof. The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing materials and information as the Remarketing Dealer may reasonably request for use in connection with any remarketing and consents to the use thereof for such purpose as promptly as practicable after such materials and information become available.

     Section 9. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer under this Agreement have been undertaken in reliance on, and shall be subject to, (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Agreement and the accuracy of the representations and warranties in this Agreement and any certificate delivered pursuant hereto, (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in, the Underwriting Agreement,
(c) the receipt by the Remarketing Dealer on any Remarketing Date of a certificate of the Chairman of the Board, the President, the Chief Financial Officer or a Vice President of the Company, and the Treasurer or an Assistant Treasurer of the Company, dated as of such Remarketing Date, to the effect that
(i) the representations and warranties in this Agreement are true and correct in all material respects with the same force and effect as though expressly made at and as of such Remarketing Date, (ii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such Remarketing Date and (iii) none of the events specified in clause (d) (excepting subclauses (iii), (iv) and (viii)) has occurred, and (d) the further condition that none of the following events shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the ROARS and on or before any Remarketing Date:

          (i) the rating of any securities of the Company shall have been downgraded or put under surveillance or review with negative implications, including being put on what is commonly termed a "credit watch" or a "watch list," or withdrawn by a nationally recognized statistical rating agency;

          (ii) without the prior written consent of the Remarketing Dealer, the Indenture (including the ROARS) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the judgment of the Remarketing Dealer materially changes the nature of the ROARS or the remarketing procedures (it being understood that, notwithstanding the provisions of this clause
     (ii), the Company shall not be prohibited from amending the Indenture);

          (iii) trading in any securities of the Company shall have been suspended or materially limited by the Commission, or trading generally on the American Stock Exchange or the New York Stock Exchange or in the Nasdaq National Market shall have been suspended or materially limited, or minimum or maximum prices for trading shall have been fixed, or maximum ranges for prices shall have been required, by any of said exchanges or by such system or by order of the Commission, the National Association of Securities Dealers, Inc. or any governmental authority, or if a banking moratorium shall have been declared by either Federal or New York authorities;

          (iv) there shall have occurred any material adverse change in the financial markets in the United States, any outbreak of hostilities or escalation thereof or other calamity or crisis or any change or development involving a prospective change in national or international political, financial or economic conditions, in each case the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable to remarket the ROARS or to enforce contracts for the sale of the ROARS;

          (v) an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event or Default, with respect to the ROARS shall have occurred and be continuing or an Event of Default or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default with respect to any derivative transaction between the Company and the Remarketing Dealer effected pursuant to an ISDA Master Agreement between the Company and the Remarketing Dealer;

          (vi) a material adverse change in the consolidated financial condition, stockholders' equity, results of operations, business or prospects of the Company and its subsidiaries taken as a whole the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable to remarket the ROARS or to enforce contracts for the sale of ROARS, shall have occurred since the applicable Notification Date or since the respective dates as of which information is given in the 1934 Act Documents;

          (vii) if a prospectus is required under the 1933 Act to be delivered in connection with the remarketing of the ROARS, the Company shall fail to furnish to the Remarketing Dealer on any Remarketing Date the officer's certificate, opinion and comfort letter referred to in Section 3(e) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of ROARS in a remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained; or

          (viii) if no Reference Dealer shall have provided the Remarketing Dealer with a Bid by 3:30 p.m., New York City time, on any Determination Date.

     In furtherance of the foregoing, the effectiveness of the Remarketing Dealer's election on the Notification Date to remarket the ROARS shall be subject to the condition that the Remarketing Dealer shall have received a certificate of the Chairman of the Board, the President, the Chief Financial Officer or a Vice President of the Company, and the Treasurer or an Assistant Treasurer of the Company, dated as of the Notification Date, to the effect that
(i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the ROARS, provided the Remarketing Dealer with notice of all events as required under Section 3(a) of this Agreement, (ii) the representations and warranties of the Company in this Agreement are true and correct in all material respects at and as of the Notification Date and (iii) the

Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Notification Date. Such certificate shall be delivered by the Company to the Remarketing Dealer as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to remarket the ROARS and in any event prior to the first Determination Date.

     In the event of the failure of any of the foregoing conditions, the Remarketing Dealer may terminate its obligations under this Agreement or redetermine any of the Floating Period Interest Rates and/or the Interest Rate to Maturity as provided in Section 12.

     Section 10. Indemnification.

     (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and its officers, directors and employees and each person, if any, who controls the Remarketing Dealer within the meaning of Section 20 of the 1934 Act as follows:

          (i) against any loss, liability, claim, damage and expense whatsoever, as incurred, arising out of (A) any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials (including any incorporated documents), or (B) the omission or alleged omission therefrom of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, or (C) any violation by the Company of, or any failure by the Company to perform any of its obligations under, this Agreement, or (D) the acts or omissions of the Remarketing Dealer in connection with its duties and obligations hereunder except to the extent finally judicially determined to be due to its gross negligence or willful misconduct;

          (ii) against any loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever arising out of, or based upon, any of items (A) through (D) in clause (i) above; provided, that (subject to clause (d) below) such settlement is effected with the written consent of the Company, which consent shall not be unreasonably withheld; and

          (iii) against any expense whatsoever, as incurred (including the fees and disbursements of counsel chosen by the Remarketing Dealer), reasonably incurred in investigating, preparing or defending against any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever arising out of, or based upon, any of items (A) through (D) in clause (i) above to the extent that any such expense is not paid under clause (i) or (ii) above; provided, that the foregoing indemnity shall not apply to any losses, liabilities, claims, damages and expenses to the extent arising out of any untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by the Remarketing Dealer expressly for use in the Remarketing Materials.

     (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and each of its officers who signed the Registration Statement from and against any loss, liability, claim, damage and expense whatsoever, as incurred, and will reimburse the expenses reasonably incurred in investigating or defending against any such loss, liability, claim, damage and expense, as incurred but only with respect to untrue statements or omissions made in Remarketing Materials in reliance upon and in conformity with information furnished to the Company in writing by the Remarketing Dealer expressly for use in such Remarketing Materials. The indemnity agreement in this clause (b) shall extend upon the same terms and conditions to each person, if any, who controls the Company within the meaning of Section 20 of the 1934 Act.

     (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to clause (a) above, counsel to the indemnified parties shall be selected by the Company, and, in the case of parties indemnified pursuant to clause (b) above, counsel to the indemnified parties shall be selected by the Remarketing Dealer. An indemnifying party may participate at its own expense in the defense of any such action; provided that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 10 or 11 hereof (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to an admission of fault, culpability or a failure to act by or on behalf of any indemnified party

     (d) If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by clause (a) (ii) effected without its written consent if (i) such settlement is entered into more than 90 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

     (e) The indemnity agreement contained in this Section 10 shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Remarketing Dealer, and shall survive the termination or cancellation of this Agreement and the remarketing of any ROARS hereunder.

     Section 11. Contribution. If the indemnification provided for in Section 10 hereof is for any reason unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand from the remarketing of the ROARS pursuant to this Agreement or (ii) if the allocation provided by clause
(i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Remarketing Dealer on the other hand in connection with the acts, failures to act, statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

     The relative benefits received by the Company on the one hand and the Remarketing Dealer on the other hand in connection with the remarketing of the ROARS pursuant to this Agreement shall be deemed to be in the same respective proportions as (i) the aggregate principal amount of the ROARS, and (ii) the aggregate positive difference, if any, between the price paid by the Remarketing Dealer for the ROARS tendered on a Remarketing Date and the price at which the ROARS are sold by the Remarketing Dealer in the remarketing.

     The relative fault of the Company on the one hand and the Remarketing Dealer on the other hand shall be determined by reference to, among other things, the responsibility hereunder of the applicable party for any act or failure to act relating to the losses, liabilities, claims, damages or expenses incurred or, in the case of any losses, liabilities, claims, damages or expenses arising out of any untrue or alleged untrue statement of a material fact contained in any of the Remarketing Materials or the omission or alleged omission to state a material fact therefrom, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or the Remarketing Dealer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this Section 11 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 11. The aggregate amount of losses, liabilities, claims, damages and expenses incurred by an indemnified party and referred to above in this Section 11 shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or failure to act or untrue or alleged untrue statement or omission or alleged omission.

     Notwithstanding the provisions of this Section 11, the Remarketing Dealer shall not be required to contribute any amount in excess of the amount by which the total price at which the ROARS remarketed by it and resold to the public were sold to the public exceeds the amount of any damages which the Remarketing Dealer has otherwise been required to pay by reason of any act or failure to act for which it is responsible hereunder or any untrue or alleged untrue statement or omission or alleged omission.

     No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     For purposes of this Section 11, each person, if any, who controls the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Remarketing Dealer, and each director of the Company, each officer of the Company who signed any Offering Document, and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Company.

     Section 12. Termination of Remarketing Agreement or Redetermination of Interest Rate to Maturity.

     (a) The obligations of the Remarketing Dealer under this Agreement shall terminate with respect to the ROARS on the effective date of the resignation of the Remarketing Dealer pursuant to Section 6 hereof with respect to the ROARS or the repurchase of the ROARS by the Company pursuant to Section 4(h) hereof or the redemption of the ROARS by the Company pursuant to Section 4(i) hereof or a combination of the two which results in all of the ROARS being repurchased or redeemed by the Company.

     (b) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement with respect to the ROARS, or in its sole discretion, its obligations to purchase and remarket the ROARS, immediately by notifying the Company and the Trustee of its election to do so, at any time on or before any Remarketing Date, in the event that with respect to the ROARS,
(i) any of the conditions referred to or set forth in Section 9(a), (b) or (c) hereof (to the extent they are required to be met or satisfied at such time) have not been met or satisfied in full, (ii) any of the events set forth in
Section 9(d) shall have occurred after the Remarketing Dealer elects on the Notification Date to remarket the ROARS, (iii) the

Remarketing Dealer determines, in its sole discretion, after consultation with the Company, that it shall not have received all of the information, whether or not specifically referenced herein, necessary to fulfill its obligations under this Agreement with respect to the ROARS, or (iv) an Event of Default with respect to the ROARS has occurred and is continuing.

     (c) Notwithstanding any provision herein to the contrary, in lieu of terminating this Agreement pursuant to Section 12(b) above, upon the occurrence of any of the events set forth therein, the Remarketing Dealer, in its sole discretion at any time between any Determination Date and 3:30 p.m., New York City time, on the Business Day immediately preceding any Remarketing Date, may elect to purchase the ROARS for remarketing and determine a new Floating Period Interest Rate or Interest Rate to Maturity in the manner provided in Section 4(d) of this Agreement, except that for purposes of determining the new Floating Period Interest Rate or Interest Rate to Maturity pursuant to this paragraph the Determination Date referred to therein shall be the date of such election and redetermination. The Remarketing Dealer shall notify the Company, the Trustee and DTC by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 4:00 p.m., New York City time, on the date of such election, of the new Floating Period Interest Rate or Interest Rate to Maturity, as the case may be, of the ROARS. Thereupon, such new Floating Period Interest Rate or Interest Rate to Maturity shall supersede and replace any Floating Period Interest Rate or Interest Rate to Maturity previously determined by the Remarketing Dealer and, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the ROARS on and after such Remarketing Date, the Company and the Trustee; provided, that the Remarketing Dealer, by redetermining the Floating Period Interest Rate or Interest Rate to Maturity upon the occurrence of any event set forth in Section 12(b) as set forth above, shall not thereby be deemed to have waived its right to determine a new Floating Period Interest Rate or Interest Rate to Maturity or terminate this Agreement upon the occurrence of any other event set forth in Section 12(b).

     (d) If this Agreement is terminated pursuant to this Section 12, such termination shall be without liability of any party to any other party, except that, in the case of termination pursuant to Section 12(b) of this Agreement, the Company shall reimburse the Remarketing Dealer for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Remarketing Dealer, and except as further set forth in Section 12(e) below. Sections 1, 10, 11, 12(d), and 12(e) shall survive such termination and remain in full force and effect.

     (e) As soon as practicable following either (i) termination of this Agreement pursuant to Section 12(b), (ii) the occurrence, prior to the Remarketing Dealer's election on the Notification Date to remarket the ROARS, of any event set forth in Section 9(d)(ii), or (iii) any failure by the Company to redeem such ROARS from the Remarketing Dealer following any election by the Company to effect such redemption as specified in Section 4(i) (each a "Calculation Event"), the Remarketing Dealer shall determine, in good faith and on a commercially reasonable basis, the Calculation Amount (as defined below), and shall promptly notify the Company of such Calculation Amount in writing (which may include facsimile or other electronic transmission) and shall provide the Company with documentation explaining how it determined the Calculation Amount (the date on which such notice and documentation is given, the "Calculation Amount Notice Date"). The "Calculation Amount" shall be equal to an amount, if any, that, as of the date of its determination, would be paid by the Remarketing Dealer in consideration of an agreement between the Remarketing Dealer and a Reference Dealer (other than the Remarketing Dealer) to enter into a transaction that would have the effect of preserving for the Remarketing Dealer the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent) by the Remarketing Dealer and Beneficial Owners that would, but for the occurrence of the Calculation Event, have been required on a Remarketing Date; the Calculation Amount shall be determined based on the assumption that the ROARS are obligations issued by the United States Department of the Treasury backed by the full faith and credit of the United States of America.

     Unless, within three Business Days after the Calculation Amount Notice Date, the Company notifies the Remarketing Dealer in writing that it has determined in good faith (based on market conditions on the Calculation Amount Notice Date), and after giving the Remarketing Dealer the reasonable opportunity to explain how the Calculation Amount was determined and to correct any errors, that it disagrees with the Remarketing Dealer's calculation or determination of the Calculation Amount (the "Notice of Disagreement"), the Company shall promptly pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the Calculation Amount as so determined by the Remarketing Dealer, and shall thereafter have no further obligation to pay any Dollar Price with respect to the ROARS.

     If a Notice of Disagreement is so delivered by the Company to the Remarketing Dealer, the Remarketing Dealer and the Company shall jointly request, as soon as reasonably practicable, firm quotations for the Calculation Amount from five Reference Dealers (one of which shall be the Remarketing Dealer) that are mutually agreeable to the Company and the Remarketing Dealer (such Reference Dealers (including the Remarketing Dealer) shall determine such quotations, to the extent reasonably practicable, as of the same day and same time on or as reasonably practicable after the date of the Notice of Disagreement). If more than three quotations are provided, the Calculation Amount shall be the arithmetic mean of the quotations, without regard to the quotations having the highest and lowest values (if more than one quotation has the same highest value or lowest value, then one of such quotations shall be disregarded). If exactly three quotations are provided, the Calculation Amount shall be the arithmetic mean of all three quotations. If at least three quotations shall have been provided by 4:00 p.m. on the Business Day after the date of the Notice of Disagreement, the Company shall promptly pay the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the Calculation Amount as so determined, and shall thereafter have no further obligation to pay any Dollar Price with respect to the ROARS.

     If at least three quotations from mutually agreeable Reference Dealers are not obtained by 4:00 p.m. on the Business Day after the date of the Notice of Disagreement, the Calculation Amount as originally determined by the Remarketing Dealer, absent manifest error, shall be conclusive and binding and the Company shall promptly pay the Remarketing Dealer, in same-day


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


funds by wire transfer to an account designated by the Remarketing Dealer, such amount, and shall thereafter have no further obligation to pay any Dollar Price with respect to the ROARS.

     (f) This Agreement shall not be subject to termination by the Company.

     Section 13. Remarketing Dealer's Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Dealer shall incur no liability to the Company or to any Beneficial Owner or Holder of ROARS in its individual capacity or as Remarketing Dealer for any action or failure to act in connection with remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

     Section 14. Treatment of the ROARS. It is the intent of the Company, that for purposes of United States federal, state, local and any other income taxes, the ROARS will be treated as fixed rate debt instruments maturing on the first Remarketing Date. Unless otherwise required by the appropriate tax authorities, the Company will treat the ROARS consistent with their characterization.

     Section 15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

     Section 16. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no ROARS are outstanding or the Fixed Rate Remarketing Date. Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of the Company pursuant to Sections 10, 11 and 12 hereof shall remain operative and in full force and effect until fully satisfied.

     Section 17. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer. The rights and obligations of the Remarketing Dealer hereunder may not be assigned or delegated to any other person without the prior written consent of the Company, except that the Remarketing Dealer may assign or delegate its rights and obligations hereunder in whole or in part to an affiliate, in each case, without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, or any indemnified party to the extent provided in Section 10 hereof, or any person entitled to contribution to the extent provided in
Section 11 hereof. The terms "successors" and "assigns" shall not include any purchaser of any ROARS because of such purchase.

     Section 18. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

     Section 19. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

     Section 20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

     Section 21. Amendments. This Agreement may be amended by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended is not inconsistent with the Indenture in effect as of the date of any such amendment.

     Section 22. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:


     (a) to the Company:

          The AES Corporation
          1001 N. 19th Street
          Arlington, Virginia 22209
          Telephone: (703) 522-1315
          Facsimile: (703) 528-4510
          Attention:  General Counsel

     (b) to Banc of America:

          Banc of America Securities LLC
          Bank of America Corporate Center
          100 North Tryon Street
          Charlotte, North Carolina 28255
          Telephone: (704) 386-9690
          Facsimile:  (704) 388-0502
          Attention:  Syndicate

     or to such other address as the Company or the Remarketing Dealer shall specify in writing.

     IN WITNESS WHEREOF, each of the Company and the Remarketing Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.


                                           THE AES CORPORATION



                                           By:
                                               --------------------------------
                                               Name:
                                               Title:


                                           BANC OF AMERICA SECURITIES LLC



                                           By:
                                               --------------------------------
                                               Name:
                                               Title: